UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 30, 2006

Matrix Service Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15461	73-1352174
(Commission File Number)	(IRS Employer Identification No.)

10701 E. Ute Street	Tulsa, Oklahoma	74116
(Address of Principal Executive Offices)		(Zip Code)

918-838-8822

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2006, Matrix Service Company (the “Company”) issued a press release announcing that on November 30, 2006, the Company entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company as Borrower, JPMorgan Chase Bank, N.A. as Administrative Agent and Issuing Bank (the “Agent”), J.P. Morgan Securities Inc. as Sole Bookrunner and Sole Lead Arranger and JPMorgan Chase Bank, N.A., Wachovia Bank, N.A., Amegy Bank National Association, LaSalle Bank National Association and BMO Capital Markets Finance, Inc. as the Lenders. A copy of the Credit Agreement is attached as Exhibit 10 to this Current Report on Form 8-K and incorporated herein by reference. A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K and incorporated herein by reference.

The Credit Agreement provides for a revolving loan commitment of up to $75 million. The Company may elect to increase the total capacity under the Credit Agreement up to $100 million, with the Agent’s approval. At the Company’s option, amounts borrowed under the revolving credit facility will bear interest at either the “Alternate Base Rate” or an “Adjusted LIBO Rate,” plus, in each case, an “Applicable Rate.” The Applicable Rate will range from 0% to 0.75% in the case of an Alternate Base Rate revolving loan and from 1.50% to 2.25% in the case of an Adjusted LIBO Rate revolving loan, in each case based on the Company’s most recently reported “Senior Leverage Ratio.” The Company had no fundings under the facility but utilized approximately $11.0 million of capacity for letters of credit upon the closing of the Credit Agreement on November 30, 2006.

The Credit Agreement includes customary affirmative and negative covenants, such as limitations on the creation of new indebtedness and on certain liens, restrictions on certain transactions and payments and maintenance of a total leverage ratio, a senior leverage ratio, a fixed charge coverage ratio and a cash interest coverage ratio. A default under the Credit Agreement may be triggered by various events, including when a representation or warranty in the Credit Agreement proves to have been incorrect when made or deemed made, a failure to make payments of principal or interest when due under the Credit Agreement and a failure to observe certain covenants in the Credit Agreement.

The Credit Agreement is guaranteed by a number of the Company’s subsidiaries and is also secured by a lien on all assets and rights and interests in or to property of the Company and a number of its subsidiaries.

The foregoing summary description of the Credit Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Credit Agreement.

Certain of the Lenders under the Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.

Item 1.02. Termination of a Material Definitive Agreement.

Effective November 30, 2006, in connection with the closing of the Credit Agreement, the Company terminated its existing credit facility under the Amended and Restated Credit Agreement (the “2005 Credit Agreement”) among the Company as Borrower, JPMorgan Chase Bank, N.A. as Administrative Agent, J.P. Morgan Securities Inc. as Sole Bookrunner and Sole Lead Arranger and

JPMorgan Chase Bank, N.A., Wachovia Bank, N.A. and Ableco Finance LLC as the Lenders. The 2005 Credit Agreement was scheduled to expire in December 2008. All outstanding letter of credit obligations under the 2005 Credit Agreement were reissued under the Credit Agreement. There were no outstanding borrowings at November 30, 2006 under the 2005 Credit Facility.

Certain of the lenders under the 2005 Credit Agreement and/or their affiliates have provided, from time to time, and may continue to provide, commercial banking, investment banking, financial and other services to the Company and/or its affiliates for which the Company and/or its affiliates have paid, and expect to pay, customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the credit agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders.

The Credit Agreement prohibits the Company from paying cash dividends on its capital stock during any fiscal year in an amount which, when added to all other dividends paid during such fiscal year, would exceed 50% of cumulative net income of the Company for such fiscal year to such date.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10	Second Amended and Restated Credit Agreement dated November 30, 2006.

99	Press release dated December 6, 2006, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matrix Service Company

Dated: December 6, 2006	By:	/s/ George L. Austin
George L. Austin Chief Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10	Second Amended and Restated Credit Agreement dated November 30, 2006

99	Press release dated December 6, 2006, issued by the Company.